INFINEX VENTURES INC.

3914 Seaton Place, Las Vegas, Nevada 89121

Tel: 702-387-4005 - Fax: 702-387-4006

Trading Symbol: INFX: OB
Press Release	Source: Infinex Ventures Inc.

Infinex Ventures Inc. Concludes Due Diligence on Tesoro 1 to 12

Mining Claims in Chile after Favorable Court Ruling

Contract to Purchase Claims by Barrick Gold Subsidiary Declared Null and Void

LAS VEGAS, NV—(MARKET WIRE)--July 19 2006 - Infinex Ventures Inc. (OTC BB:IFNX.OB – News) (“the Company”) is pleased to announce that the due diligence required to implement the Agreement entered into on January 30, 2006, (“Agreement”), with “Jorge Lopehandia, The Lopehandia Family and Other Associates “(“Vendors”) to purchase a 50% interest in the mining and exploration of certain Mining Claims known as the TESORO 1 – 12 CLAIMS (“Claims”) has been concluded to the company’s satisfaction.

As Part of the due diligence procedure Infinex was required to examine current Titles of the Properties offered in the signed agreement with the corporation by the Vendor. Copies of these titles were recently obtained in Chile, from the “Conservador de Minas de Vallenar” (Mines Commissioner) with absolute legal jurisdiction over the Mina Pascua area titles in Chile.

The Claims are located 150 km southwest of the Chilean City of Vallenar, in the Province of Huasco. As literally stated in all the judicially seized Tesoro’s Titles: “In order to reach the survey monument of these Mining Claims, one leaves the City of Vallenar and travels west on the highway towards Alto del Carmen and the Conay Carabineers Check Point. From that location, one continues on the road to Quebrada del Rio Chollay and Rio del Estrecho up to the Pascua mine camp of the Compania Minera Nevada. One drives three kilometers in the northeast direction to the crossing of the Quebrada Barriales which must be done on foot, where the survey monument is found. The approximate travel time from the city of Vallenar is five hours. DEPOSIT: A number of outcrops can be observed in the surveyed area as well as signs of mineralization of grantable substances in addition to exploratory workings”.

The reserves of the area’s deposit in Chile have been published in the past, by reputable miners, to be around 23.7 million ounces of gold and circa 600 million ounces of silver.

In our News Release dated February 9, 2006, we reported that our Agreement was subject to our due diligence, in an effort to verify title and all additional documentation, in particular to Civil Trial C-1912-2001 held at the 14th Civil Court of Santiago and Criminal Trial 1160-2002 at the 19th Court of Crime of Santiago of Chile.

Update on Civil Case C-1912-2001

On June 19, 2006, the Judge of the 14° Civil Court of Santiago, María Isabel Reyes Kokisch, declared null and void in its entirety, the contract signed March 4, 1997 containing the Claims with the miner, Rodolfo Villar Garcia (the Mining Claims Trustee pursuant to Article 41 of the Chilean Mining Codes for Jorge Lopehandia, The Lopehandia Family and other Associates) (the “Trustee”) and Compañía Minera Nevada Sociedad de Responnsabilidad Limitada, (“Compañía Minera Nevada “) a subsidiary of Barrick

Gold, in favor of the Trustee. Compañía Minera Nevada, had signed this contract in an effort to acquire nearly 8,600 hectares of rights that comprise the Pascua Lama mine in the Chilean sector of this transnational project, for $20.00 Those mining rights were purported to allow Compañía Minera Nevada to explore and exploit the mineral reserves of Mina Pascua.

It was also stressed that not only would the $20.00 amount Compañía Minera Nevada paid for the transaction be unconstitutional, but also another clause that the Miner (Trustee) was made to sign: .... “ not to apply for or nor constitute mining concessions in an area of approximately 200 kilometres from North to South and 50 kilometres from East to West, something that is totally unconstitutional because Article 1924 guarantees that any citizen of the Republic may apply for mining concessions in any part of the national territory, so therefore this transnational [company] is dictating a constitution of its own”, the ruling claimed.

The reports also stated that a large extension of hectares that completely surrounds the Pascua Lama Project on the Chilean side is to be returned to Trustee Villar. Also to be returned were all the roads, water wells, meterological wells, canals, camp, and whatsoever exists there.

These positive developments now allow Infinex to move forward to implement its agreement, deliver on its agreement to vendor, incorporate in Chile and register 50% rights to its name in the titles as per Chilean Law. Compania Minera Nevada, Barrick’s Subsidiary, has exercised its right to appeal the decision of Judge Maria Isabel Reyes Kokisch. The vendor intends to contest the right to appeal.

On Behalf of the Board

INFINEX VENTURES INC.

Michael De Rosa,

President

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Infinex Ventures, Inc. has little or no control.

Contact:

Contact;

Infinex Ventures Inc.

Mr. Michael De Rosa

Ph# (514) 578-8488

URL: www.infinexventures.com